VALHI REPORTS FOURTH QUARTER 2016 RESULTS

DALLAS, TEXAS . . March 10, 2017.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $9.1 million, or $.03 per diluted share, in the fourth quarter of 2016 compared to a net loss of $29.9 million, or $.10 per diluted share, in the fourth quarter of 2015.   For the full year of 2016, Valhi reported a net loss attributable to Valhi stockholders of $15.9 million, or $.05 per diluted share, compared to a net loss of $133.6 million, or $.39 per diluted share in the full year of 2015.  We reported a net loss attributable to Valhi stockholders in the full year of 2015 primarily due to the recognition of a non-cash deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations recognized in the second quarter.

The Chemicals Segment's net sales of $333.7 million in the fourth quarter of 2016 were $46.7 million, or 16%, higher than in the fourth quarter of 2015.   The Chemicals Segment's net sales of $1,364.3 million in the full year of 2016 were $15.5 million, or 1%, higher than in the full year 2015.  The Chemicals Segment's net sales increased in the fourth quarter as compared to the same period in 2015 due to higher average TiO2 selling prices and higher sales volumes. Net sales increased in the full year 2016 primarily due to higher sales volumes partially offset by lower average selling prices.  The Chemicals Segment's average TiO2 selling prices were 8% higher in the fourth quarter of 2016 as compared to the fourth quarter of 2015, and were 3% lower in the full year as compared to 2015. The Chemicals Segment's average selling prices at the end of the fourth quarter of 2016 were 2% higher than at the end of the third quarter of 2016, and were 10% higher than at the end of 2015. TiO2 sales volumes in the fourth quarter were 8% higher as compared to the fourth quarter of 2015 due to higher sales in North American and export markets, partially offset by lower sales in the European market.  TiO2 sales volumes in the full year of 2016 were 7% higher than 2015 due to higher sales in European, North American and export markets, partially offset by lower sales in Latin America.  The Chemicals Segment's sales volumes in the fourth quarter and full year 2016 set an overall new record for a fourth quarter and full-year period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $1 million in the fourth quarter 2016 and by approximately $9 million in the full year 2016 as compared to the comparable periods in 2015.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Chemicals Segment's operating income in the fourth quarter of 2016 was $45.2 million compared to an operating loss of $17.7 million in the fourth quarter of 2015.  For the full year 2016, the Chemicals Segment's operating income was $91.0 million compared to $7.1 million in 2015.  The Chemicals Segment's operating income in the full year of 2015 includes an aggregate workforce reduction charge of $21.7 million ($.03 per share, net of income tax benefit and noncontrolling interest), most of which was recognized in the second quarter.  The Chemicals Segment's operating income increased in the fourth quarter of 2016 as compared to the fourth quarter of 2015 primarily due to higher average TiO2 selling prices, higher sales and production volumes and lower raw materials and other production costs.  Excluding the impact of the 2015 workforce reduction charge, the Chemicals Segment's operating income increased in the full year of 2016 primarily due to the net effects of lower average TiO2 selling prices, higher sales and production volumes and lower raw materials and other production costs (including cost savings resulting from workforce reductions implemented in 2015 reflected in both cost of sales and other operating expenses).  Excluding the impact of the workforce reduction charge, the Chemicals Segment's operating loss was $17.5 million in the fourth quarter of 2015, and the Chemicals Segment's operating income was $28.8 million in the full year of 2015.  The Chemicals Segment's TiO2 production volumes were 11% higher in the fourth quarter of 2016 as compared to the fourth quarter of 2015, and were 3% higher in 2016 over 2015.  The Chemicals Segment operated its production facilities at an overall average capacity utilization rate of 98% in 2016 (approximately 97%, 95%, 100% and 100% of practical capacity in the first, second, third and fourth quarters of 2016, respectively) compared to approximately 95% in 2015 (93%, 100%, 95% and 92% in the first, second, third and fourth quarters of 2015, respectively).  The Chemicals Segment's production rates in the first and fourth quarters of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $1 million in the fourth quarter and by approximately $14 million in the year-to-date period.

The Component Products Segment's net sales increased $.6 million, or 3%, in the fourth quarter of 2016 as compared to the same period, and operating income increased from $2.6 million in the fourth quarter of 2015 to $4.1 million in the fourth quarter of 2016.  The Component Products Segment's net sales increased in the fourth quarter of 2016 compared to the same period in 2015 primarily due to higher security products sales to existing government customers.  The Component Products Segment's net sales for the full year of 2016 were comparable to 2015 as the Component Products Segment was able to substantially replace revenue for a government security end-user project which did not recur in 2016 with a new project with the same customer which began to ship in August and was completed in December.  The Component Products Segment's Operating income increased in the 2016 periods primarily due to a more favorable customer and product mix for both security products and marine components, particularly in the fourth quarter for security products.
The Waste Management Segment's net sales increased $7.4 million in the fourth quarter of 2016 compared to the same period of 2015 and $2.4 million in the full year 2016 compared to the full year 2015.  Beginning in 2015 we began to offer logistical services to our customers in an attempt to drive more disposal volumes to our facilities by having a full service solution for our customers disposal needs.  We offer our logistical services to our customers utilizing third-party trucking, rail and other shipping providers.  However, our margin on transportation revenue is generally negligible, as the transportation revenue is generally equal to the cost of providing such service.  As a result, increases in transportation revenue of $6.4 million in 2016 compared to 2015 are offset in increases in cost of sales over the same period.  Disposal revenue declined $4.0 million in 2016 compared to 2015 primarily due to a decline in volumes to our higher priced compact disposal facility somewhat offset by increased disposal volumes to our lower priced RCRA facility.  As a result of the overall lower disposal revenues and the change in mix of disposal revenue, we were not able to achieve the levels of fixed charge coverage we had in 2015; however, we were able to lower selling, general and administrative costs in 2016 primarily due to lower consulting and legal expenses which offset the decline in gross margin, such that the operating loss was relatively consistent between the 2015 and 2016 periods.

 The Real Estate Management and Development Segment had fourth quarter 2016 sales of $30.4 million, including $28.0 million in revenue on sales of land held for development, compared to sales of $2.0 million in the fourth quarter of 2015, which was primarily water delivery revenue.   For the full year 2016 the Real Estate Management and Development Segment had sales of $46.2 million, including $37.8 million in revenue on sales of land held for development, compared to sales of $30.1 million in the full year 2015, including $21.5 million in sales of land held for development. In the fourth quarter of 2016 we closed on a large residential parcel within the residential planned community which had been under contract since 2014.   Because we recognize revenue on most land sales using the percentage-of-completion method of accounting, and because a large portion of the work for the overall phase associated with such parcel had previously been completed at the time the sale of the parcel closed, we were able to recognize a commensurate percentage of the land sale as revenue immediately at close.   The Real Estate Management and Development Segment recognized operating income in 2016 of $.8 million compared to break even operating income in the full year 2015.  Included in the 2016 full-year operating income is a first quarter contract related intangible asset impairment charge of $5.1 million ($.01 per diluted share, net of noncontrolling interest and income tax benefit) resulting from an amendment to a water delivery contract entered into in January 2016.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company did not recognize significant operating income on land sales during 2015 and 2016.

Corporate expenses were 40% higher in the fourth quarter of 2016 as compared to the fourth quarter of 2015, primarily due to transaction costs related to the proposed sale of our Waste Management Segment partially offset by lower environmental and related costs.  Corporate expenses were 10% higher for the full year 2016 as compared to the full year 2015 primarily due to transaction costs related to the proposed sale of our Waste Management Segment partially offset by lower administrative related expenses and lower litigation and related costs in 2016.  Interest expense increased to $15.8 million in the fourth quarter of 2016 from $15.5 million in the fourth quarter of 2015 and to $63.2 million in the full year 2016 from $59.0 million in full year of 2015 primarily due to higher average debt balances outstanding and higher average interest rates during 2016 compared to the same periods of 2015, and the impact of an interest rate swap contract entered into by our Chemicals Segment effective September 30, 2015.

The Company's income tax expense in the full year of 2015 includes a non-cash deferred income tax expense of $159.0 million ($.27 per diluted share net of noncontrolling interest) most of which was recognized in the second quarter of 2015 related to the recognition of a deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations.  The Company's income tax expense in 2016 includes a net $3.4 million ($.01 per diluted share net of noncontrolling interest) current income tax benefit related to the execution and finalization of an Advance Pricing Agreement between the U.S. and Canada, a $2.2 million non-cash deferred income tax benefit related to a net decrease in the deferred income tax asset valuation related to our Chemicals Segment's German and Belgian operations, mostly recognized in the second and fourth quarters, and a $7.2 million ($.02 per diluted share net of noncontrolling interest) non-cash expense related to the increase in the Company's reserve for uncertain tax positions, mostly recognized in the  fourth quarter.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;

•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against any possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Our ability to increase disposal volumes and obtain new business at WCS;
•	Our ability to generate positive operating results or cash flows at WCS;
•	The impact of our inability to complete the sales of WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income (loss) before the impact of the workforce reduction charge, which is used by the Company's management to assess the performance of the Company's Chemicals Segment's operations.  The Company believes disclosure of operating income (loss) before the impact of the workforce reduction charge provides useful information to investors because it similarly allows investors to analyze the performance of the Company's Chemicals Segment's operations in the same way that the Company's management assesses performance.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2016	2015	2016
	(unaudited)
Net sales
Chemicals	$ 287.0	$ 333.7	$1,348.8	$1,364.3
Component products	25.7	26.3	109.0	108.9
Waste management	10.1	17.5	45.0	47.4
Real estate management and development	2.0	30.4	30.1	46.2

Total net sales	$ 324.8	$ 407.9	$1,532.9	$1,566.8

Operating income (loss)

Chemicals:
Before workforce reduction charge	$ (17.5)	$ 45.2	$ 28.8	$ 91.0
Workforce reduction charge	(.2)	-	(21.7)	-
Total chemicals	(17.7)	45.2	7.1	91.0
Component products	2.6	4.1	14.0	15.6
Waste management	(7.2)	(3.2)	(26.5)	(26.2)
Real estate management and development	(2.6)	5.9	-	0.8

Total operating income (loss)	(24.9)	52.0	(5.4)	81.2

General corporate items:
Securities earnings	6.6	7.2	26.5	27.7
Insurance recoveries	.2	-	3.7	.4
General expenses, net	(10.2)	(13.9)	(39.6)	(43.1)
Interest expense	(15.5)	(15.8)	(59.0)	(63.2)

Income (loss) before income taxes	(43.8)	29.5	(73.8)	3.0

Income tax expense (benefit)	(8.1)	11.8	97.3	6.0

Net income (loss)	(35.7)	17.7	(171.1)	(3.0)

Noncontrolling interest in net income (loss)
of subsidiaries	(5.8)	8.6	(37.5)	12.9

Net income (loss) attributable to Valhi
stockholders	$ (29.9)	$ 9.1	$ (133.6)	$ (15.9)

Basic and diluted net income (loss) per share
attributable to Valhi stockholders	$ (.10)	$ .03	$ (.39)	$ (.05)

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Year ended
	December 31,	December 31,
	2016 vs. 2015	2016 vs. 2015

Percentage change in TiO2 net sales :
TiO2 product pricing	8%	(3)%
TiO2 sales volumes	8	7
TiO2 product mix	-	(2)
Changes in currency exchange rates	-	(1)

Total	16%	1%